                                                                   EXHIBIT 10.29

                             AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (hereinafter referred to as the "Agreement"), is made this ____ day of December, 1996, by and between BARLAX, a New Jersey general partnership, having an address of 40 Main Street, Chatham, New Jersey, 07928 (hereinafter referred to as "Seller") and WELLSFORD COMMERCIAL PROPERTIES, L.L.C. a Delaware limited liability company, having an address at 610 Fifth Avenue, New York City, New York, 10020 (hereinafter referred to as "Purchaser").

                           W I T N E S S E T H:

     WHEREAS, Seller is the owner of certain real property located in the Borough of Chatham, County of Morris, State of New Jersey, commonly known as 26 Main Street, Chatham, New Jersey 07928, as more particularly identified and described on Exhibit A, attached hereto and made a part hereof (the "Land"), together with all right, title and interest of Seller in and to all easements, rights, privileges, rights-of-way, hereditaments, tenements and appurtenances belonging to the Land, all right, title and interest in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way, in, on, across, in front of, contiguous to, abutting or adjoining the Land (hereinafter collectively with the Land referred to as the "Real Property"), and together with all buildings and improvements situated thereon (the "Improvements"); and

     WHEREAS, Seller is the owner of certain personal property used in conjunction with the Real Property and Improvements, an inventory of which will be prepared by Purchaser and acknowledged by Seller prior to the expiration of the Feasibility Study Period, including all right, title or interest of Seller in any on-site inventory and stockpiled materials, in quantities and types as may be located on the Real Property as of the date hereof, ordinary use excepted, and including Seller's right, if any, in and to any plans and specifications in Seller's possession prepared in connection with the Improvements (hereinafter referred to as the "Personal Property"); and

     WHEREAS, Seller is the owner of certain intangible property used in connection with the Real Property and Improvements, including, but not limited to Seller's rights, if any, in and to all operating expense and tax records, promotional material, leasing prospects, plans, drawings, designs, surveys, environmental studies and other studies used or generated in connection with any part of the Real Property and Improvements (collectively, the "Intangible Property") (the Real Property, Improvements, Personal Property, and Intangible Property, are sometimes collectively referred to herein as the "Property"); and

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, all of Seller's rights in and to the Property, in accordance with the terms and conditions hereinafter set forth, in "AS-IS, WHERE-IS" "WITH ALL FAULTS" condition, except as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, made one to another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey the Real Property and Seller's rights in and to the Property to Purchaser and Purchaser hereby agrees to purchase such rights from Seller, in accordance with the terms and provisions hereof.

     2. Title. Title to the Real Property shall be good and marketable, free and clear of all liens, encumbrances and encroachments and subject only to the operation and effect of the Permitted Exceptions (as hereafter defined). Permitted Exceptions shall be deemed to mean all instruments and matters of record among the Public Records of Morris County, New Jersey on the date hereof, other than any instrument or matter which is set forth as an exception to coverage in a commitment for title insurance from a title insurer selected by Purchaser (the "Title Company") covering the Property, to which Purchaser has expressly objected. Such objection shall be set forth in a written notice to Seller given within ten (10) business days of receipt of (i) the commitment for title insurance, (ii) legible copies of all documents listed as exceptions to coverage, and (iii) an ALTA survey of the Real Property and the Improvements (all of which shall be at the expense of Purchaser), but in no event later than the expiration of the Feasibility Study Period, as such term is defined below (such matters to which Buyer does not object are herein referred to as "Permitted Exceptions").

          Title to the Real Property shall be deemed good and marketable if a nationally recognized title insurance company acceptable to Purchaser agrees to insure fee simple title to the Real Property and issue to Purchaser, at standard premium rates, an extended coverage owner's title insurance policy with an ALTA Form 9 Endorsement (in the form applicable to the jurisdiction in which the Land is located), subject only to the Permitted Exceptions. If there are title defects other than the Permitted Exceptions, Purchaser shall notify Seller of such title defects during the Feasibility Study Period and Seller shall have the right, within ten (10) days from receiving notice, to elect: (i) to cure the title defect at Seller's cost and expense, which election shall be deemed made if no notice of election is received by Purchaser within such 10-day period, or (ii) not to cure such defect, provided that Seller shall not have the right to decline to cure any monetary encumbrances and/or other monetary obligations affecting title to the Real Property. If Seller elects not to cure the title defect in accordance with the preceding sentence, then Purchaser, within seven (7) days from receipt of Seller's written notice of such election, shall elect by written notice to Seller to either (1) waive the title defect and proceed under this Agreement with no abatement of the Purchase Price, or (2) terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Deposit. Upon such termination, each party's rights and liabilities hereunder shall cease except for Purchaser's indemnification pursuant to Section 10 hereof.

     3.   Purchase Price and Independent Consideration.

     (a) The purchase price ("Purchase Price") for the Property shall be Five Million, Nineteen Thousand, One Hundred Thirty Three and 00/100 Dollars ($5,019,133.00), of which $1,019,133.00 shall be paid through Seller financing (to be secured by a purchase money promissory note and mortgage in form and substance reasonably satisfactory to Seller and Purchaser), and the balance of which ($4,000,000.00) shall be paid at Settlement in cash or other immediately available funds.

     (b) The Seller financed portion of the Purchase Price, equal to $1,019,133.00, shall be evidenced by a purchase money promissory note, bearing interest at a rate of nine percent (9%) per annum, and maturing on that date (the "Maturity Date") which is eighteen (18) months after the Settlement Date (as defined below). Such financing obligation shall be payable in quarterly installments of interest only, in arrears, with the first such quarterly payment to be due and payable on the 91st day after the Settlement Date, and with each subsequent quarterly payment to be due and payable 91 days after the date of the previous quarterly payment. If not sooner paid , the outstanding principal balance and all accrued but unpaid interest shall be payable in full on the Maturity Date. Such loan shall be prepayable in full or in part, without penalty, at any time, and from time-to-time, prior to the Maturity Date.

     4.   Deposit.

               (i) On or before 5:00 p.m., Eastern Standard Time on December 10, 1996, Purchaser shall deliver to the David J. Haber, Esquire, of 328 Newman Springs Road, Red Bank, New Jersey 07701, as escrow agent ("Escrow Agent"), the sum of One Hundred Thousand Dollars ($100,000.00) (the "Initial Deposit"), in cash or check, to be held by Escrow Agent, in escrow, in an interest-bearing account (the "Escrow Account") at Core States Bank or such other mutually acceptable financial institution with which the Escrow Agent currently maintains an account (the "Escrow
Account").   If Purchaser fails to deliver the Initial Deposit within the foregoing time frame, time being of the essence, this Agreement shall be null and void, ab initio. Within one (1) business day following the expiration of the Feasibility Study Period (as hereinafter defined), if this Agreement has not been terminated prior to such date, Purchaser shall deliver to the Escrow Agent an additional sum of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Second Deposit") in cash or by check, to be added by Escrow Agent to the Initial Deposit, and to be held by the Escrow Agent, together with the Initial Deposit, in escrow, in the Escrow Account. As used herein, the term "Deposit" shall mean and include the Initial Deposit, the Second Deposit and any accrued interest in the Escrow Account. In the absence of a default hereunder by Seller, Purchaser agrees that a portion of the Deposit equal to the lesser of (i) $5,000.00, or (ii) the total legal costs incurred by Seller in the preparation and negotiation of this Agreement, shall be deemed non-refundable and may be retained by Seller in the event this Agreement is terminated for any reason other than Seller's default. Such non-refundable portion of the Deposit shall be delivered by Escrow Agent to Seller within five (5) days after the delivery by Seller to the Escrow Agent and Purchaser of reasonable evidence of Seller's having incurred such costs.

               (ii) The Escrow Agent shall deliver the Deposit held hereunder (a) to Purchaser concurrent with Settlement, as set forth in
Section 5 below, provided Purchaser shall pay the full cash portion of the Purchase Price to Seller (or, at Purchaser's election, shall apply the Deposit toward the Purchase Price), or (b) at such other time, before or after Settlement, as Purchaser or Seller becomes entitled to the Deposit, as provided in this Agreement.

               (iii)      If Seller shall become entitled to receive the

Deposit, the Escrow Agent shall pay the same to Seller. If Purchaser so directs, the Deposit shall be paid to Seller as part of the Purchase Price.

               (iv) If this escrow shall be involved in any litigation or controversy, the parties hereto shall severally hold the Escrow Agent free and harmless against any cost or expense that may be suffered by it by reason of such litigation or controversy, other than due to its gross negligence or willful misconduct. All such costs and expenses shall be paid by the party who does not prevail in such litigation. In addition, the party who prevails shall be indemnified against any cost or expense, including reasonable attorneys' fees (both at trial and on appeal), and replacement of any depletion in the escrow funds, if such funds are ultimately to be paid to the prevailing party.

               (v) In the event conflicting demands are made, or notices served, upon the Escrow Agent with respect to this escrow, the Escrow Agent shall have, without limitation, the following rights and obligations:

                    (A) Withhold and stop all further proceedings in, and performance of this escrow for a reasonable period of time to permit resolution; or

                    (B) File a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights amongst themselves. In the event such interpleader suit is brought, and the escrow funds paid and/or delivered into court, the Escrow Agent shall ipso facto be fully released and discharged from all obligations to perform any and all duties or obligations relative to such funds which are imposed upon it by this Agreement.

               (vi) The Escrow Agent, in its capacity as escrow agent, is not to be held liable for the sufficiency or correctness of the form, manner of execution or validity of any instrument that might be deposited into the escrow, nor as to the identity, authority or rights of any person executing the same, nor the failure of any other party to comply with any provisions of any agreement, contract or other instrument filed herein, and its duties hereunder shall be limited to the safekeeping of the money, instruments, or other documents received by it, and for the disposition of the same in accordance with the provisions of this Agreement, and for the discharge of its obligations specified in this Section.

               (vii) Prior to the earlier of the Settlement or the termination of this Agreement in accordance with its terms, neither party shall have the right to withdraw any instruments or monies deposited by them with the Escrow Agent, except as herein specifically provided.

     5. Settlement. Settlement shall take place on or before January 22, 1997, time being of the essence (the exact date to be selected by Purchaser) at Seller's offices at 40 Main Street, Chatham, New Jersey (the "Settlement").

     6.   Settlement Deliveries/Conditions to Closing:

          (a)  At (or, if required below, before) Settlement, Seller shall:

               (i) Deliver to Purchaser a good and sufficient Bargain and Sale Deed with Covenants against Grantor's Acts, conveying the Property in fee simple to Purchaser in accordance with the terms hereof, subject to no liens or encumbrances other than the Permitted Exceptions;

               (ii) Furnish Purchaser, at Seller's expense, with a letter of non-applicability, a no-further-action letter, a letter of full compliance, or the equivalent thereof, from the New Jersey Department of Environmental Protection in compliance with the Industrial Site Recovery Act, and the regulations promulgated thereunder (such letter shall be furnished to Purchaser on or before January 10, 1997);

               (iii) Provide an affidavit of seller certifying that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1990; as amended;

               (iv) Provide a bill of sale executed by Seller assigning to Purchaser the Personal Property and the Intangible Property, to the extent the same is owned by Seller, together with physical delivery thereof to Purchaser;

               (v) Give full, complete and exclusive possession of the Property to Purchaser, including all keys and security codes thereto, free from any right of possession by any person or entity;

               (vi) Provide evidence of authority of Seller to sell the Property and due authorization and execution of the documents required from Seller at Settlement;

               (vii) Execute and deliver to Purchaser or to the Escrow Agent all other documents reasonably required of Seller to consummate the transaction contemplated hereby, including but not limited to any Title Company affidavits or indemnities which are customary and necessary to remove pre-printed exceptions from the Purchaser's title policy, including a customary "gap undertaking" agreement and a "no debt or lien" affidavit.

          (b) The obligation of Purchaser to make Settlement on the purchase the Property shall be also subject to the satisfaction of the following conditions precedent (the "Conditions") as of the time of
Settlement:

               (i) The representations and warranties made by Seller herein shall continue to be true and accurate and Seller shall have performed all of its covenants and obligations herein.

               (ii) Title shall be in the condition contemplated in Paragraph 2 of this Agreement.

               (iii) No Hazardous Materials (as defined herein) shall be in, on or under the Property, other than de minimis amounts of Hazardous Materials used in the ordinary course of operating the Building, provided the same are stored, used and disposed of by Seller in accordance with all applicable legal requirements.

          (c) In the event any of the Conditions set forth in Paragraph 6(b) are not satisfied as of the date of Settlement, Purchaser shall have the right (i) to terminate this Agreement by giving written notice to Seller, (ii) to waive such Condition in writing and proceed to Settlement, or (iii) to adjourn the Settlement for a reasonable period (not to exceed 120 days) in order for Seller to bring about the satisfaction of such Condition. In the event Purchaser elects to terminate this Agreement, the Deposit shall be promptly refunded to Purchaser and thereafter the parties shall be relieved of all liability under this Contract, at law or in equity; provided, however, that if any condition is not satisfied as the result of a breach or default by Seller of its obligations herein, Seller shall not be relieved of liability and Purchaser's right to receive a refund of the Deposit shall be in addition to, and not in limitation of, any other rights and remedies which Purchaser may have under applicable law.

     7. Adjustments. (a) All items of income and expense relating to the Property, including, without limitation, real estate taxes, all utilities, water and sewer rents, annual front-foot benefit charges applicable to the Property, other operating charges, and any other matters customarily adjusted at settlement are to be adjusted between the parties as of the date of Settlement. Seller shall make arrangements for the reading on or about the date of Settlement or all meters for utilities that Seller is responsible to pay. If such meter readings take place on a date other than the date of Settlement, then a pro rata adjustment will be made when the bills are received, on a day-to-day basis.

     (b) If Settlement shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to Settlement, when the tax rate and the assessed valuation of the Property is fixed for the year in which Settlement occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

     (c) The agreements of Seller and Purchaser set forth in this Section 7 shall survive Settlement.

     8. Costs. Examination of title, title insurance, settlement fees, tax certificates, survey costs and notary fees shall be paid by Purchaser. Seller shall pay the New Jersey realty transfer tax applicable to the conveyance of the Property and all other customary Seller's expenses incurred in connection with this transaction. Each party shall be responsible for its own attorneys' and other consultants' fees and expenses.

     9. Feasibility Study Period. Purchaser shall have the right from the date hereof through 5:00 p.m. Eastern Time on January 2, 1997 (the "Feasibility Study Period") to make such investigations, studies and tests with respect to the Property as Purchaser deems necessary or appropriate to determine the feasibility of purchasing the Property. If, during the Feasibility Study Period, Purchaser determines, in its sole discretion, that the Property is not acceptable to Purchaser or the purchase thereof is not feasible, then Purchaser may, at any time prior to 5:00 p.m. Eastern Time on January 2, 1997, terminate this Agreement by written notice to Seller (such notice to be received by Seller prior to the final day of the Feasibility Study Period).

          Prior to Settlement, Purchaser will, pursuant to the terms hereof, have made such examination of the Property and all matters relating to this transaction as Purchaser deems necessary. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representation, warranty or statement whether express or implied, made by

Seller or any agent, employee or other representative of Seller, or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made orally or in writing. On the date of Settlement, Purchaser shall reaffirm the acknowledgment made in this section.

     10. Inspection. At the time of execution of this Agreement, Seller shall deliver or make available to Purchaser for inspection and copying all property management and construction files, test borings and geotechnical information, plats, surveys, plans, construction drawings, title materials, environmental studies, marketing materials, engineering and architectural data, and other tests, studies, reports and other information in the possession or control of Seller (or its agents) relating to the Property, at no cost to Purchaser. If this Agreement terminates for any reason other than Seller's default, Purchaser shall return all of these materials to Seller and deliver to Seller any similar information and materials related to the Property generated by third parties for Purchaser (excluding architectural materials). In addition, Purchaser shall have the right from time to time to enter upon the Property prior to Settlement for the purpose of making any inspection, investigations, studies or tests. Purchaser shall repair any damage to the Property resulting from any inspections, studies or tests performed by Purchaser. In connection with such entry onto the Property, Purchaser agrees that it shall be responsible for any damages to the same resulting from such operations and shall indemnify and hold Seller harmless from all claims of any type arising out of or incident to Purchaser's entry onto the Property for the purposes set forth herein.

     11. Representations, Warranties and Covenants By Seller; Acceptance of Property.

     11.1 Seller's Representations, Warranties and Covenants.  Seller makes
(i) the following representations and warranties as of the date hereof, each and all of which shall also be true as if made on the date of Settlement, and (ii) the following covenants:

          (a) Seller is a general partnership, duly formed and existing under the laws of the State of New Jersey. Seller has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto, and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action and no further action or approval is required (except as may be set forth herein) in order to constitute this Agreement as a binding and enforceable obligation of Seller, including, but not limited to, the authority to sell, assign and transfer the Property subject to the limitations and qualifications set forth herein.

          (b) That until Settlement Seller will (i) continue the operation of the Property in the manner in which currently operated and will not defer any necessary maintenance thereto (including continued ordinary maintenance of mechanical, electrical, plumbing and HVAC systems), (ii) not commit or knowingly permit to be committed any waste to the Property, (iii) not remove any item of Personal Property from the Property or Improvements,
(iv) not enter into any lease, occupancy agreement or service contract without the prior written consent of Purchaser, except as otherwise allowed in Section 12, (v) not enter into any agreement or instrument or take any affirmative action which would constitute an encumbrance on the Property or which would bind Purchaser or the Property after Settlement, without the prior written consent of Purchaser, except as otherwise allowed in Section 12, (vi) not sell or enter into any contract to sell, or market for sale, the Property or any portion thereof, and (vii) continue the insurance currently carried by Seller, or such replacements thereof, on the Property, in amounts and in such form as Seller may determine using commercially reasonable judgement.

          (c) Other than the Permitted Encumbrances, there are no management, maintenance or service contracts or other agreements of any kind affecting the Property executed by Seller or otherwise, nor are there any warranties, licenses permits or authorizations affecting the Property.

          (d) There are no leases, subleases, occupancies or tenancies in effect pertaining to the Property.

          (e) Seller is not currently undertaking to modify the zoning classification of the Property.

          (f) There are no condemnation proceedings, written notices of code or legal violations, or litigation of any kind, which are pending or outstanding, or to the best of Seller's knowledge, threatened against Seller or the Property and which affects (or would affect) the Property or Seller's ability to perform its obligations under this Agreement. The foregoing does not constitute a representation by Seller that the Property is in compliance with all current applicable code and legal requirements.

          (g) The execution and delivery of this Agreement, and the performance by Seller of its obligations under this Agreement, is not prohibited by, and will not violate, any agreement, judicial order or other undertaking to which the Seller or the Property is subject or bound.

          (h) To Seller's knowledge, there are no underground storage tanks under, nor any asbestos or asbestos-containing materials which are incorporated within any improvements upon, or otherwise located in, on, or under the Property. Seller has provided to Purchaser full and complete disclosure of all studies and information in Seller's possession (or which are readily available to Seller) regarding the environmental condition of the Property, and the presence of any hazardous substances and materials which are regulated under any federal, state or local environmental laws, regulations or ordinances (collectively, such materials are referred to as "Hazardous Materials").

The representations and warranties contained herein shall continue for a
period of nine (9) months following Settlement.   Purchaser shall not be
entitled to pursue any claim against Seller after closing in connection with the breach of any representation or warranty of Seller set forth herein if and to the extent Purchaser had actual knowledge of the existence of such breach or inaccuracy prior to making Settlement hereunder.

     11.2 Disclaimer. Purchaser acknowledges and agrees that, except for the specific representations made by Seller to Purchaser under the other provisions of Section 11.1 above or elsewhere in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to
(a) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body,
(e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (f) the manner or quality of the construction or materials, if any, incorporated into the Property,
(g) the manner, quality, state of repair or lack of repair of the Property, or (h) any other matter with respect to the Property. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying on its own investigation of the Property and not on any information provided or to be provided by Seller (other than the representations and warranties of Seller elsewhere set forth in this Agreement) and at the Settlement agrees to accept the Property and waive all objections or claims against Seller (including, but not limited to, any right or claim or contribution) arising from or related to the Property or to any Hazardous Materials on the Property, other than the representations and warranties of Seller elsewhere set forth in this Agreement. Purchaser further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an "as is" condition and basis, with all faults. It is agreed that the Purchase Price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing. The provisions of this Section 11 shall survive the Settlement.

     12. Leasing. All obligations for tenant improvements and commissions for any leases of the Property existing prior to Closing shall be the responsibility of Seller. So long as this Agreement remains in effect, Seller shall not enter into any new leases of the Property, or any portion thereof, without Purchaser's prior written consent, which may be withheld in Purchaser's sole and absolute discretion.

     13. Condemnation. In the event Seller receives notice of any condemnation proceedings or notice of the intention of any governmental or quasi-governmental authority to initiate condemnation proceedings, or if any such proceedings commence, or an actual condemnation or taking of the Property or any portion thereof occurs, Seller will promptly notify Purchaser and Purchaser may, within fifteen (15) days thereafter (i) elect to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser and the parties shall be relieved of all further liability hereunder; or (ii) if Purchaser does not elect to terminate this Agreement the condemnation award as well as any unpaid claims or rights in connection with such condemnation shall be assigned to Purchaser at Settlement, or, if paid to Seller prior to Settlement, shall be credited at Settlement against the Purchase Price.

     14. Casualty Loss. In the event that subsequent to the date hereof the Property or any part thereof is damaged or destroyed by fire or other casualty and the cost of restoring the Property to its original condition is in excess of One Hundred Thousand Dollars ($100,000.00), Purchaser may, at its option, by giving written notice to Seller within ten (10) days after receipt from Seller of notice of Seller's estimate of restoration of the Property caused by such casualty, terminate this Agreement. In such event Purchaser shall be entitled to the return of the Deposit and thereafter neither Purchaser nor Seller shall have any further liability to the other hereunder. In the event Purchaser does not elect to terminate this Agreement or the Property or any part thereof is damaged by fire or other casualty and the cost of repair is less than One Hundred Thousand Dollars ($100,000.00), Purchaser shall be obligated to proceed to Settlement in accordance with this Agreement and all insurance proceeds in connection with such casualty not expended (or associated costs incurred) in connection with repair of the Property shall be assigned to Purchaser at Settlement or, if paid to Seller prior thereto, shall be credited against the unpaid Purchase Price due at Settlement, and the amount of the insurance deductible shall be credited against the unpaid Purchase Price due at Settlement.

     15. Default. If Purchaser without cause shall fail or refuse to make Settlement hereunder for any reason other than a termination of this Agreement by either party as provided herein or a default by Seller under the terms of this Agreement, the amount of damages not being ascertainable, the Deposit provided in Section 4 above shall be forfeited and the same shall forthwith be delivered by the Escrow Agent to Seller as liquidated damages. In the event of such default by Purchaser, Seller's sole remedy shall be restricted to retention of said Deposit, and Purchaser shall have no other responsibility or liability of any kind to Seller by virtue of such default. If Seller, through no fault of Purchaser, shall fail to perform its obligations hereunder to make full settlement in accordance with the terms hereof, Purchaser shall have the right to terminate this Agreement and have the Deposit promptly returned to Purchaser, to seek specific performance of the terms hereof, and/or to exercise any other rights and remedies available to Purchaser at law or in equity, provided Purchaser shall in no event be entitled to an award of consequential damages from Seller.

     16. Broker. Each party, by the execution hereof, represents and warrants that neither party has engaged the services of any broker, finder, agent or other similar person or entity in connection with this transaction other than Associated Realty, Inc. of Parsippany, New Jersey, which will be paid a fee by Seller upon consummation of Settlement pursuant to separate agreement. Each party shall indemnify and hold harmless the other against and from any loss, cost, damage or fee (including attorneys' fees) resulting from any inaccuracy of such representation and warranty.

     17. Definition of "business day". For purposes of this Agreement, the term "business day" as used herein shall mean all days of the week except for Saturday, Sunday and any other days which are declared federal bank holidays in Newark, New Jersey. If any period of time ends, or if any act is required to be performed, on a day other than a business day, then the applicable period of time shall be deemed to expire, or the date required for the performance of the appropriate obligation shall be deemed to be extended, on the next business day following the applicable date of performance.

     18.  Miscellaneous.

          A. Notices. Any and all notices, requests or other communications hereunder shall be deemed to have been duly given on the day of actual delivery thereof (as evidenced by receipt therefore) if in writing and if transmitted by hand delivery with receipt therefor, by recognized overnight courier, or by registered or certified mail, return receipt requested (or, as to a notice pursuant to Section 9 hereof, via facsimile transmission with a confirmation by the sending machine of receipt by the receiving machine) addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

      To Seller:     BARLAX
                     Attention: Philip Lax, General Managing Partner
                     40 Main Street
                     Chatham, N.J. 07928
                     Telephone (201) 635-7700
                     Facsimile (201) 635-9111


      With Copy to:           David J. Haber, Esq.
                     328 Newman Springs Road
                     Red Bank, N.J. 07701
                     Telephone (908) 530-3322
                     Facsimile (908) 576-1682


      To Purchaser:           WELLSFORD COMMERCIAL PROPERTIES, L.L.C.
                     Attention: Richard R. Previdi, Managing Member 610 Fifth Avenue
                     New York, N.Y. 10020
                     Telephone (212) 333-2300
                     Facsimile (212) 333-2323

      With a copy to:              Mark S. Tenenbaum, Esq.
                     Tenenbaum & Saas, P.C.
                     4330 East-West Highway, Suite 1150
                     Bethesda, MD 20814
                     Telephone (301) 961-5300
                     Facsimile (301) 961-5305

      To Escrow Agent:        David J. Haber, Esq.
                     328 Newman Springs Road
                     Red Bank, N.J. 07701
                     Telephone (908) 530-3322
                     Facsimile (908) 576-1682

      B. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

      C. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.
      D. Effective Date. This Agreement shall be effective as of the date of full and final execution and delivery hereof by Purchaser and Seller.

      E. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

      F. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Purchaser shall not be entitled to assign this Agreement without the prior written consent of Seller, which consent shall be given or withheld at Seller's reasonable discretion, provided however that Seller's consent shall not be required for any assignment of this Agreement to an entity in which Purchaser (or any member of Purchaser) is a general partner, controlling shareholder, managing member or otherwise has a substantial affiliation or owns a substantial economic interest.

      G. Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser and its agents, and Seller and its agents, shall not be bound by any terms, conditions statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against with which it is sought to be enforced.

      H. Risk of Loss. The risk of loss to the Property shall remain with Seller and shall pass to Purchaser simultaneously with Seller's delivery of a deed to the Property to Purchaser or Purchaser's agent at Settlement.

      I. Survival. The terms and provisions of this Agreement shall survive Settlement and delivery of a deed, and shall not be merged therein, provided that the representations and warranties shall expire nine (9) months after the date of Settlement unless Purchaser notifies Seller in writing of the existence of such a claim, with reasonable specificity, on or before such date.

      J. Recordation. Neither this Agreement nor any memorandum or other summary of this Agreement shall be placed of public record under any circumstances except with the prior written consent of the Seller and the Purchaser.

      K.            Exhibits

         A - Description of Real Property

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.


WITNESS:                        SELLER:

                                BARLAX, a New Jersey partnership


___________________________     By: /s/ Philip Lax
                                    ----------------------------
                                Name: Philip Lax
                                Title: General Managing Partner
                                Date: December 2, 1996

                                PURCHASER:

                                WELLSFORD COMMERCIAL PROPERTIES, L.L.C., a
                                Delaware limited liability company


__________________________      By: /s/ Richard R. Previdi

                                --------------------------------
                                Name:   Richard R. Previdi
                                Title: Managing Member
                                Date: December 2, 1996


                                ESCROW AGENT:




                                /s/ David J. Haber
                                --------------------------
                                David J. Haber, Esquire
                                Date: December 2, 1996

                              December 23, 1996


VIA TELECOPIER
Barlax
Attn: Mr. Philip Lax
General Managing Partner
40 Main Street
Chatham, New Jersey  07928

Re: Agreement of Sale, dated December 2, 1996, by and between Barlax, a New Jersey General Partnership, as "Seller" and Wellsford Commercial Properties, L.L.C., as "Purchaser" (the "Agreement")

Dear Mr. Lax:

Reference is hereby made to the above-captioned Agreement. This letter is intended to constitute an amendment to the Agreement, and capitalized terms used herein shall have the same meaning as were ascribed to such terms in the Agreement.

Section 9 of the Agreement shall be, and the same hereby is, amended by substituting the date "January 7, 1997" for the date "January 2, 1997", in each place where such date appears within Section 9.

Except as modified hereby, the Agreement shall remain in full force and effect, unmodified. Please indicate your agreement to the foregoing by countersigning this letter where indicated below, and returning it to me. Thank you.

Very truly yours,

WELLSFORD COMMERCIAL PROPERTIES, L.L.C.


By:   /s/ Richard R. Previdi
      --------------------------
        Richard R. Previdi, Managing Member

AGREED:

BARLAX, a New Jersey General Partnership


By:  /s/ Phillip Lax
    ---------------------------
        Phillip Lax, General Managing Partner

                                   April 1, 1997



Barlax, a New Jersey General Partnership
Attn: Mr. Philip Lax
General Managing Partner
40 Main Street
Letter Amendment #2
Chatham, New Jersey  07928
Fax No. (201) 625-9111

Re: Agreement of Sale, dated December 2, 1996, by and between Barlax, a New Jersey General Partnership, as "Seller" and Wellsford Commercial Properties, L.L.C., as "Purchaser" (the "Agreement")

Dear Mr. Lax:

Reference is hereby made to the above-captioned Agreement. This letter is intended to constitute an amendment to the Agreement, and capitalized terms used herein shall have the same meaning as were ascribed to such terms in the Agreement.

This will confirm that the Purchaser will not be terminating the Agreement pursuant to Section 9 thereof. In accordance with Section 4 of the Agreement, we are wire transferring the Second Deposit to the Escrow Agent's escrow account. In consideration of the Purchaser's decision not to exercise its termination right set forth in Section 9 of the Agreement, the Purchaser and Seller hereby agree that, notwithstanding Section 5 of the Agreement to the contrary, Settlement shall take place on Januray 29, 1997. Except as modified hereby, the Agreement shall continue in full force and effect, unmodified. This Letter Amendment may be executed in couterparts.

By our signatures below, we each indicate our acceptance of the foregoing modifications as of this date. Thank you.


Very truly yours,

WELLSFORD COMMERCIAL                BARLAX, a New Jersey General
      PROPERTIES, L.L.C.               Partnership


By:  ______________________        By:__________________________
        Richard R. Previdi,            Philip Lax, General
           Managing Partner              Managing Member